EXHIBIT 99

Accenture Names Martin I. Cole Group Chief Executive—Technology Growth Platform

NEW YORK; March 1, 2012 – Accenture (NYSE: ACN) announced today that Martin I. Cole, 55, has been named group chief executive of the company’s Technology growth platform, effective immediately. He succeeds Kevin Campbell who has resigned from the company for personal reasons. Mr. Campbell has held the position of group chief executive of the Technology growth platform since August 2009.

Until a successor is named, Mr. Cole will also continue to serve as group chief executive of Accenture’s Communications, Media & Technology operating group, a position he has held since September 2006. In addition, Mr. Cole leads Mobility, one of Accenture’s company-wide strategic growth initiatives.

Previously, Mr. Cole held a wide variety of leadership roles including group chief executive of Accenture’s Public Service operating group. From 2000 to 2004, Mr. Cole led Accenture’s Outsourcing & Infrastructure Delivery group, where he oversaw the execution of the company’s outsourcing strategy, including responsibility for the global delivery capability of Accenture’s business process outsourcing services.

“Marty is a great leader with a proven track record of successfully running key parts of our business,” said Pierre Nanterme, Accenture’s Chief Executive Officer. “He has tremendous knowledge of our business and operations, and has a unique understanding of the global marketplace, competitive landscape and technology ecosystem. He is client focused and has a track record of building outstanding teams. We expect a seamless transition.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 244,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$25.5 billion for the fiscal year ended Aug. 31, 2011. Its home page is www.accenture.com